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                                  EXHIBIT 10.7

                AGREEMENT BETWEEN THE COMPANY AND JOSEPH MENCHACA

This will confirm our offer to you to join Data Dimensions, Inc. We are convinced that you have everything it takes to contribute effectively to the future success of Data Dimensions as one of its senior executives, and we are confident of your ability to help us make Data Dimensions all that it can be. We look forward to having you join us here as soon as possible, hopefully no later than April 1, 1998.

A duplicate of this letter is enclosed. Please sign and return it to me. The various elements of the offer are as follows:

I    Title: President, Knowledge Consulting Division, and Executive Vice
President, Data Dimensions, Inc.

2. Responsibilities: To lead the Knowledge Consulting Division and to contribute to the general management of Data Dimensions, Inc.

3. Base Salary: Annual base salary of $225,000 ($18,750 per month) to be paid in accordance with our normal payroll procedures. (which currently are every two weeks.)

4. Bonus: Annual bonus at a target of thirty-three and one-third percent (33 1/3%) of your base salary with an upside potential to sixty-six and two-thirds percent (66 2/3%) of your base salary. The bonus award is based on a number of factors, primarily the performance of the division in terms of 1998 (for the first year) revenues and profits.

5. Subject to board approval, which I would expect to gain as soon as you accept this offer, options to purchase 150,000 shares of common stock granted per Data Dimensions, Inc. ISOP. The exercise price of the options will be the market price at the close of trading on the day before you your start date.

6. Benefits: You are entitled to participate fully in any benefit plans, programs, policies, and fringe benefits which may be made available to the senior executives of Data Dimensions, Inc. generally, including medical, dental, vision, disability, and life insurance. An employee handbook is enclosed for your review, which outlines these programs as currently in place. Pursuant to the handbook, the Company may change available benefits at any time.

7. Expenses: Documented expenses for reasonable and necessary business expenses incurred in the course of carrying out duties for Data Dimensions, consistent with company policies, will be promptly reimbursed to you.

8.   Term: Your employment with Data Dimensions, Inc. is at will.

9. Other documents: Enclosed, in addition to the employee handbook, is an employee acknowledgement page of the handbook, an 1-9 Form, a confidentiality non-compete agreement, a trading on insider information acknowledgment, a travel policy with acknowledgment, W-4 Withholding Certificate, and medical enrollment forms. Please return these completed forms at your earliest convenience to our Human Resources Department at One Bellevue Center, 411 108th Avenue NE, Suite 2100, Bellevue, WA 98004.

Joe, we look forward to you joining us and to working with you as we continue to make Data Dimensions a success. Please sign the enclosed copy of this letter and return it to me, signifying your acceptance. If you have any questions, please give a call at anytime.

Sincerely, DATA DIMENSIONS, INC.

/s/  LARRY W. MARTIN
--------------------------
     Larry W. Martin
     President and Chief Executive Officer

     Accepted

/s/  JOSEPH MENCHACA                               March 2, 1998
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     Joseph Menchaca                                   Date